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EXHIBIT 99.(A)-4

ARTICLES OF MERGER
OF
LG&E ENERGY CORP.
INTO
LEC LLC

        Pursuant to the provisions of KRS 271B.11-080 and KRS 275.360, the undersigned entities ("Constituent Entities") hereby adopt the following Articles of Merger for the purpose of merging LG&E Energy Corp., a Kentucky corporation ("Corporation"), with and into LEC LLC, a Kentucky limited liability company ("Company"), which shall be the surviving entity in the Merger.

FIRST:
The names of each of the Constituent Entities are LG&E Energy Corp. and LEC LLC. The Corporation is incorporated under the corporation laws of the Commonwealth of Kentucky and the Company is organized under the limited liability company laws of the Commonwealth of Kentucky.
SECOND:
The Agreement and Plan of Merger, duly authorized and approved by each of the Constituent Entities, is attached hereto as Exhibit A and is hereby incorporated by referenced herein as a part of these Articles of Merger.
THIRD:
The name of the surviving entity is LEC LLC. Pursuant to the Agreement and Plan of Merger attached hereto as Exhibit A, the Articles of Organization of the surviving entity are amended to change its name to "LG&E Energy LLC".
FOURTH:	The Agreement and Plan of Merger was duly authorized and approved by each of the Constituent Entities in accordance with the laws of the Commonwealth of Kentucky.

Dated: December     , 2003.

LG&E ENERGY CORP.
By:
Name:
Title:
LEC LLC
By:
Name:
Title:
The foregoing instrument was prepared by:
Gregory J. Meiman 220 West Main Street, 11th Floor Louisville, Kentucky 40202

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ARTICLES OF MERGER OF LG&E ENERGY CORP. INTO LEC LLC